EXHIBIT 99.1
A. M. CASTLE & CO.	3400 North Wolf Road Franklin Park, Illinois 60131 (847) 455-7111 (847) 455-6930 (Fax)

For Further Information:

————AT THE COMPANY————	——————AT FD——————
Scott F. Stephens	Analyst Contacts:
Vice President-Finance & CFO	Katie Pyra
(847) 349-2577	(312) 553-6717
Email: sstephens@amcastle.com	Email:katie.pyra@fd.com

Traded: NYSE (CAS)
Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE
MONDAY, NOVEMBER 1, 2010

A. M. CASTLE & CO. ANNOUNCES THE APPOINTMENT OF
JAMES D. KELLY TO BOARD OF DIRECTORS

FRANKLIN PARK, IL, NOVEMBER 1ST  — A. M. Castle & Co. (NYSE: CAS),  a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, today announced James D. Kelly was appointed an independent director to its Board of Directors on October 28, 2010.

Mr. Kelly has more than 34 years of experience in engine manufacturing and recently retired from Cummins, Inc., a global equipment company that makes and services diesel and natural gas engines, electric power generation systems and engine-related component products. Mr. Kelly served as President of Cummins Engine Business from 2005 through 2010 and was instrumental in the Engine Business' success and transformation over the last two decades. Mr. Kelly currently serves on the Board of Directors of Cummins India Ltd. and Wabash National Corporation.

"We are pleased to welcome Jim Kelly to our Board of Directors. Jim brings extensive knowledge of the international industrial marketplace and is a welcome addition to the A. M. Castle Board of Directors," commented Michael Goldberg, President and CEO of A. M. Castle.

About A. M. Castle & Co.

Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and plastic products and supply chain solutions, principally serving the producer durable equipment sector of the economy. Its customer base includes many Fortune 500 companies as well as thousands of medium- and smaller-sized firms spread across a variety of industries. Within its metals business, it specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Through its subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle operates over 56 locations throughout North America, Europe and Asia. Its common stock is traded on the New York Stock Exchange under the ticker symbol "CAS".